Exhibit 99.1

December 15, 2008

Dear Fellow Shareholder:

“Season’s Greetings” from the Board of Directors, Management and Staff of Killbuck Bancshares, Inc. and The Killbuck Savings Bank. It is hard to believe we are nearing the end of another year. 2008 will be a year we shall never forget. It is a pleasure to report to you that, so far, we have avoided the financial difficulties that seem to plague many other banks.

Total assets as of November 30, 2008 stood at $342.5 million, which still shows growth even with anticipations that we are in a recession. Earnings have declined somewhat; however, remain strong through eleven months with unaudited after tax earnings totaling $4.1 million. As interest rates have declined dramatically over the past year, the net interest margin has been under pressure; however, very low loan losses and past due loans remaining well below the levels of most banks have been large factors in maintaining excellent earnings.

We are seeing a restructuring of the financial markets that is unprecedented, at least during my banking career. The super huge banks are gobbling up other huge banks and becoming mega banks. The Treasury and Federal Government are throwing unbelievable sums of money into bailing out the banks, who for the past four or so years, because of greed (in my opinion), have taken undue risks in their portfolios. We are very fortunate that we stayed the course, did not relax our lending standards and consequently stayed out of trouble. We, so far, have dodged the proverbial bullet, which could have been avoided by all. As you can tell, I am not very happy with the bailout; however, I do understand that the government allowed those banks to get too big to fail, and now they need to do whatever it takes to keep them from failing. I believe that today, community banks across America are the source of strength and stability in the financial system and, indeed, in the economy. This should create some opportunities for community banks.

Enclosed you will find your dividend check for the second half of 2008. The enclosed check represents a regular cash dividend of $1.50 per share compared to $1.40 per share which was paid the second half in 2007. Total cash dividends for 2008 total $2.95 compared to regular cash dividends of $2.75 which was paid in 2007. After deduction for the enclosed dividend, the book value of your stock is $67.93 and last known sales have been in the area of $115 -$116.

In closing, we wish you a “Merry Christmas” and hope the New Year will bring better news on the economy. We thank you for your continued support and if you have any questions regarding your Bank, do not hesitate to call or stop in.

Respectfully,

/s/ Luther E. Proper
Luther E. Proper
President

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